SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL GOVERNMENT SECURITIES FUND, INC.
                             HELD SEPTEMBER 16, 1997

1.   Election of the Board of Directors.

                            For              Withheld

    Davis                7,822,261            109,034
    Ehrle                7,809,752            121,542
    Ferguson             7,821,375            109,919
    Gilbert              7,666,246            265,048
    Griswell             7,824,132            107,162
    Jones                7,680,346            250,949
    Keller               7,680,346            250,949
    Lukavsky             7,804,434            126,861
    Peebler              7,814,432            116,863

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          7,805,147           60,006                66,141

3. Approval of change of fund structure. Name changed to Principal Variable Contract Fund, Inc. Government Securities Account effective 1/1/98.

          In Favor            Opposed               Abstain

          7,562,506           218,677               150,111

4. Approval of elimination of the fundamental investment restriction regarding the purchase of shares of other investment companies.

          In Favor            Opposed               Abstain

          7,429,480           360,691               141,124

5.   Approval  of  elimination  of  the   fundamental   investment   restriction
     prohibiting joint participation in any securities trading account.

          In Favor            Opposed               Abstain

          7,436,533           353,433               141,328

6. Approval of change to the fundamental investment restriction with respect to purchase of securities other than government securities.

          In Favor            Opposed               Abstain

          7,504,155           331,893               95,246